Exhibit 99.1

N E W S  R E L E A S E

For Immediate Release	Investor Relations Contact: Reed Nolte 212-852-7092 Press Contact: Jack Horner 212-852-7952

News America Incorporated Announces Pricing of Offer to Purchase Certain of Its Debt Securities for Cash

NEW YORK, NY, February 23, 2011— News America Incorporated (“News America”), a subsidiary of News Corporation, announced today the total consideration offered to be paid in its previously announced cash tender offer (the “Offer”) for any and all of its outstanding 9  1/4 % Senior Debentures due February 1, 2013 (the “Securities”). The Securities have a total principal amount outstanding of $500,000,000 and are fully and unconditionally guaranteed by News Corporation.

The U.S. Treasury Reference Security, reference yield, fixed spread, tender offer yield, total consideration and accrued and unpaid interest, assuming a settlement date of February 24, 2011, are detailed in the table below:

Title of Securities	CUSIP No.	UST Reference Security	Reference Yield	Fixed Spread (bps)	Tender Offer Yield	Total Consideration	Accrued and Unpaid Interest

9 1/4 % Senior Debentures due February 1, 2013	652478AH1	0.625% UST due January 31, 2013	0.706%	50	1.206%	$1,153.46	$5.91

The total consideration payable for each $1,000 principal amount of the Securities validly tendered and accepted for payment pursuant to the Offer was determined in the manner described in the Offer to Purchase dated February 15, 2011 (the “Offer to Purchase”) by reference to the fixed spread over the reference yield of the UST Reference Security, as quoted on the Bloomberg Government Pricing Monitor on Page PX4, as of 2:00 p.m., New York City time, today, February 23, 2011. In addition to the total consideration, News America will also pay accrued and unpaid interest on Securities purchased in the Offer from the last interest payment date up to, but not including, the settlement date for the Offer. The settlement date for the Offer, unless the Offer is extended or earlier terminated, is currently expected to be February 24, 2011. To be eligible to receive the total consideration, holders of the Securities must validly tender and not withdraw their Securities prior to the expiration of the Offer. Securities tendered may be withdrawn at any time prior to the expiration of the Offer, by following the procedures described in the Offer to Purchase.

The Offer will expire at 5:00 p.m., New York City time, today, February 23, 2011, unless extended or earlier terminated by News America in its sole discretion. Holders of the Securities are urged to read carefully the Offer to Purchase and the related Letter of Transmittal before making any decision with respect to the Offer.

For additional information regarding the terms of the Offer, please contact the Dealer Manager: J.P. Morgan Securities LLC at 866-834-4666 (toll-free) or 212-834-3424. Requests for copies of the Offer to Purchase and related Letter of Transmittal may be directed to the

1211 AVENUE OF THE AMERICAS — NEW YORK, NEW YORK 10036 — newscorp.com

News Corporation NEWS RELEASE

Information Agent and Depositary, D.F. King & Co., Inc., at (800) 549-6746 (toll-free) or (212) 269-5550.

The obligation of News America to accept for purchase and to pay the total consideration and the accrued and unpaid interest on the Securities pursuant to the Offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions described in the Offer to Purchase.

This news release shall not be construed as an offer to purchase or a solicitation of an offer to purchase any of the Securities or any other securities. News America, subject to applicable law, may amend, extend or terminate the Offer and may postpone the acceptance for purchase of, and payment for, the Securities so tendered. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, it shall be deemed to be made on behalf of News America by the Dealer Manager. None of News America, News Corporation, the Dealer Manager, the Information Agent or the Depositary makes any recommendations as to whether holders should tender their Securities pursuant to the Offer.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2010 of approximately US$57 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

1211 AVENUE OF THE AMERICAS — NEW YORK, NEW YORK 10036 — newscorp.com